EXHIBIT 99.1

News Release

First Solar, Inc. Announces Second Quarter 2022 Financial Results
•Net sales of $621 million
•Net income per diluted share of $0.52
•Cash, restricted cash, and marketable securities of $1.9 billion
•YTD net bookings of 27.1 GWDC
•10.4 GWDC of net bookings since prior earnings call have a base Average Selling Price (ASP), prior to the application of pricing adjustors, of $0.301 per watt
•Record expected module shipment backlog of over 44 GWDC
•Earnings guidance lowered due to legacy systems business asset impairment in Chile and Japanese Yen devaluation

TEMPE, Ariz., July 28, 2022 – First Solar, Inc. (Nasdaq: FSLR) today announced financial results for the second quarter ended June 30, 2022.

Net sales for the second quarter were $621 million, an increase of $254 million from the prior quarter, primarily due to increased module sales.

Operating income for the second quarter was $145 million, compared to an operating loss of $58 million in the prior quarter. Second quarter operating income increased primarily due to increased module sales volume and a gain on the sale of the Company’s Japan project development platform, partially offset by an impairment associated with a legacy systems business asset in Chile.

The Company reported second quarter income per diluted share of $0.52, compared to a loss per diluted share of $0.41 in the prior quarter.

Cash, restricted cash, and marketable securities at the end of the second quarter increased to $1.9 billion from $1.6 billion at the end of the prior quarter. The increase was primarily due to proceeds from the sale of the Company’s Japan project development platform.

“We are pleased with our second quarter results,” said Mark Widmar, CEO of First Solar. “Our competitive differentiators, including our technology, agile contracting, certainty, and the promise of responsibly-produced solar, have sustained our bookings momentum and continue to drive demand.We now have a record backlog of over 44 GWs, extending the horizon for future expected deliveries to 2026. The 10.4 GWs of new bookings since our prior earnings call in April brings our total year-to-date bookings to 27.1 GWs.”

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The complete 2022 guidance has been updated as follows:

	Prior	Current
Net Sales	$2.4B to $2.6B	$2.55B to $2.8B
Gross Profit (1)(2)	$155M to $215M	$115M to $165M
Operating Expenses (3)	$365M to $380M	$350M to $365M
Operating Income (2)(4)(5)	$55M to $150M	$5M to $70M
Earnings (Loss) per Diluted Share	$0.00 to $0.60	$(0.25) to $0.25
Net Cash Balance (6)	$1.1B to $1.35B	$1.3B to $1.5B
Capital Expenditures	$850M to $1.1B	Unchanged
Shipments	8.9GW to 9.4GW	Unchanged
——————————
(1)Includes $10 million to $15 million of underutilization losses
(2)Includes $40 million to $50 million of losses associated with a legacy systems business asset in Chile
(3)Includes $80 million to $85 million of production start-up expense
(4)Includes $90 million to $100 million of production start-up expense and underutilization losses
(5)Includes $245 million pre-tax gain related to the sale of the Japan project development and O&M platforms
(6)Defined as cash, marketable securities, and restricted cash less expected debt at the end of 2022

The guidance figures presented above are forward-looking statements that are subject to a variety of assumptions and estimates. Investors are encouraged to listen to the conference call and to review the accompanying materials, which contain more information about First Solar’s second quarter 2022 financial results, 2022 guidance, and financial outlook.

Conference Call Details

First Solar has scheduled a conference call for today, July 28, 2022 at 4:30 p.m. ET, to discuss this announcement. A live webcast of this conference call and accompanying materials are available at investor.firstsolar.com. An audio replay of the conference call will be available through Tuesday, August 27, 2022 and can be accessed by dialing +1 (800) 770-2030 if you are calling from within the United States or +1 (647) 362-9199 if you are calling from outside the United States. A replay of the webcast will also be available on the Investors section of the Company’s website approximately five hours after the conclusion of the call and remain available for 90 days.

About First Solar, Inc.

First Solar is a leading American solar technology company and global provider of responsibly-produced eco-efficient solar modules advancing the fight against climate change. Developed at research and development labs in California and Ohio, the company’s advanced thin film photovoltaic (“PV”) modules represent the next generation of solar technologies, providing a competitive, high-performance, lower-carbon alternative to conventional crystalline silicon PV panels. From raw material sourcing and manufacturing through end-of-life module recycling, First Solar’s approach to technology embodies sustainability and a responsibility towards people and the planet. For more information, please visit www.firstsolar.com.

For First Solar Investors

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical fact, are forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning: demand for our technology; our expected module shipment backlog; the progression of our Japan operations and maintenance platform sale; the anticipated sale of our Luz del Norte project in Chile; our financial guidance for 2022, including future financial results, operating results, net sales, gross margin, operating expenses, operating income, earnings per share, loss per share, net cash balance, capital expenditures, shipments, bookings,

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products and our business and financial objectives for 2022; bookings momentum; and the strength our backlog of future expected deliveries. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue,” “contingent” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events and therefore speak only as of the date of this release. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason, whether as a result of new information, future developments or otherwise. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by our forward-looking statements. These factors include, but are not limited to: structural imbalances in global supply and demand for PV solar modules; our competitive position and other key competitive factors; the market for renewable energy, including solar energy; the reduction, elimination, expiration or introduction of government subsidies, policies, and support programs for solar energy projects; the impact of public policies, such as tariffs or other trade remedies imposed on solar cells and modules; the passage of proposed legislation intended to encourage renewable energy investments through tax credits; interest rate fluctuations and both our and our customers’ ability to secure financing; changes in the exchange rates between the functional currencies of our subsidiaries and other currencies in which assets and liabilities are denominated; our ability to execute on our long-term strategic plans; the loss of any of our large customers, or the ability of our customers and counterparties to perform under their contracts with us; our ability to execute on our solar module technology and cost reduction roadmaps; our ability to improve the wattage of our solar modules; the creditworthiness of our offtake counterparties and the ability of our offtake counterparties to fulfill their contractual obligations to us; the satisfaction of conditions precedent in our sales agreements; our ability to attract new customers and to develop and maintain existing customer and supplier relationships; our ability to successfully develop and complete our systems business projects; our ability to convert existing production facilities to support new product lines, such as Series 6 module manufacturing; general economic and business conditions, including those influenced by U.S., international, and geopolitical events; environmental responsibility, including with respect to cadmium telluride (“CdTe”) and other semiconductor materials; claims under our limited warranty obligations; changes in, or the failure to comply with, government regulations and environmental, health, and safety requirements; effects resulting from pending litigation; future collection and recycling costs for solar modules covered by our module collection and recycling program; supply chain disruption, including the availability of shipping containers, port congestion, canceled shipments by logistic providers, and the cost of fuel, all of which may be exacerbated by the COVID-19 pandemic and the Russia-Ukraine conflict; our ability to protect our intellectual property; our ability to prevent and/or minimize the impact of cyber-attacks or other breaches of our information systems; our continued investment in research and development; the supply and price of components and raw materials, including CdTe; our ability to convert existing or construct production facilities to support new product lines; our ability to attract and retain key executive officers and associates; the severity and duration of the COVID-19 pandemic, including its potential impact on our business, financial condition, and results of operations; and the matters discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” of our most recent Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q, as supplemented by our other filings with the Securities and Exchange Commission.

Contacts

First Solar Investors
investor@firstsolar.com

First Solar Media
media@firstsolar.com

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FIRST SOLAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash	$1,701,217	$1,450,654
Marketable securities	143,944	375,389
Accounts receivable trade, net	454,431	429,436
Accounts receivable unbilled, net	35,438	25,273
Inventories	810,461	666,299
Other current assets	237,926	244,192
Total current assets	3,383,417	3,191,243
Property, plant and equipment, net	2,988,979	2,649,587
PV solar power systems, net	156,215	217,293
Project assets	29,589	315,488
Deferred tax assets, net	61,732	59,162
Restricted marketable securities	200,266	244,726
Goodwill	14,462	14,462
Intangible assets, net	38,728	45,509
Inventories	239,025	237,512
Other assets	306,956	438,764
Total assets	$7,419,369	$7,413,746
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$160,963	$193,374
Income taxes payable	29,441	4,543
Accrued expenses	344,205	288,450
Current portion of long-term debt	5,150	3,896
Deferred revenue	227,466	201,868
Other current liabilities	36,329	34,747
Total current liabilities	803,554	726,878
Accrued solar module collection and recycling liability	134,146	139,145
Long-term debt	170,017	236,005
Other liabilities	415,825	352,167
Total liabilities	1,523,542	1,454,195
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 106,594,255 and 106,332,315 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	107	106
Additional paid-in capital	2,868,945	2,871,352
Accumulated earnings	3,197,005	3,184,455
Accumulated other comprehensive loss	(170,230)	(96,362)
Total stockholders’ equity	5,895,827	5,959,551
Total liabilities and stockholders’ equity	$7,419,369	$7,413,746

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FIRST SOLAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net sales	$620,955	$367,040	$629,180	$987,995	$1,432,554
Cost of sales	644,155	355,577	455,062	999,732	1,073,669
Gross (loss) profit	(23,200)	11,463	174,118	(11,737)	358,885
Operating expenses:
Selling, general and administrative	38,894	36,728	36,346	75,622	88,433
Research and development	25,229	27,108	23,935	52,337	43,808
Production start-up	13,231	7,338	1,715	20,569	13,069
Total operating expenses	77,354	71,174	61,996	148,528	145,310
Gain on sales of businesses, net	245,381	1,907	(1,745)	247,288	149,150
Operating income (loss)	144,827	(57,804)	110,377	87,023	362,725
Foreign currency loss, net	(2,984)	(4,198)	(1,000)	(7,182)	(3,595)
Interest income	2,880	2,325	1,288	5,205	2,244
Interest expense, net	(3,236)	(2,865)	(4,623)	(6,101)	(7,619)
Other (expense) income, net	(1,883)	(212)	(3,247)	(2,095)	5,201
Income (loss) before taxes	139,604	(62,754)	102,795	76,850	358,956
Income tax (expense) benefit	(83,799)	19,499	(20,346)	(64,300)	(66,836)
Net income (loss)	$55,805	$(43,255)	$82,449	$12,550	$292,120

Net income (loss) per share:
Basic	$0.52	$(0.41)	$0.78	$0.12	$2.75
Diluted	$0.52	$(0.41)	$0.77	$0.12	$2.73
Weighted-average number of shares used in per share calculations:
Basic	106,586	106,412	106,313	106,500	106,201
Diluted	107,056	106,412	106,836	106,965	106,866

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